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                                                                  EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                      AND
ALL OUTSTANDING SHARES OF $1.70 CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK,
                                    SERIES D
                                       OF

                                KERR GROUP, INC.

                                       AT

                      $5.40 NET PER SHARE OF COMMON STOCK
                                      AND
  $12.50 NET PER SHARE OF $1.70 CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       BY

                          KERR ACQUISITION CORPORATION
                    A CORPORATION FORMED AT THE DIRECTION OF

                                FREMONT PARTNERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 4, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    July 8, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Kerr Acquisition Corporation, a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Fremont Acquisition Company, LLC, a Delaware limited liability company (the "Parent"), to act as Information Agent in connection with the Offeror's offer to purchase all outstanding shares of common stock, par value $.50 per share, including the associated rights to purchase shares of preferred stock (the "Rights"), issued pursuant to the Rights Agreement, dated as of July 25, 1995, between Kerr Group, Inc., a Delaware corporation (the "Company") and BankBoston, N.A. (formerly The First National Bank of Boston), as amended (the "Rights Agreement") (the Rights together with the common stock, the "Common Stock") and the shares of $1.70 Class B Cumulative Convertible Preferred Stock, Series D, par value $.50 per share (the "Series D Preferred Shares" and together with the Common Stock, the "Shares"), of the Company, at a price of $5.40 per share of Common Stock and $12.50 per share of Series D Preferred Shares, each, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offeror's Offer to Purchase, dated July 8, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 1, 1997, as amended, by and among the Parent, the Offeror and the Company. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee we are enclosing copies of the following documents:

        1.  Offer to Purchase;

        2. Letter of Transmittal to tender Shares for your use and for the information of your clients;
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        3.  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.

        4. A letter to stockholders of the Company from D. Gordon Strickland, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 4, 1997, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) and any other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender Shares, but cannot deliver such holders' certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

    Neither the Offeror nor the Parent will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Offeror will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

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    Additional copies of the enclosed material may be obtained from the
Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF THE PARENT, THE OFFEROR, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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